THIS ASSET PURCHASE AGREEMENT ("Agreement") is made 5th day of February, 1998 between Data Transmission Network Corporation, a Delaware corporation ("DTN"), located at 9110 West Dodge Road, Suite 200, Omaha, Nebraska 68114, and Market Information of Colorado, Inc. ("MIC"), a Colorado corporation located at 12445 E. 39th Ave., Suite 305, Denver, CO 80439.

                                    RECITALS

         A. DTN is the owner and operator of an electronic information system using satellite data terminals (the "System") which continuously transmits information to DTN's subscribers ("DTN Subscribers"). DTN provides various information services (the "Services"), including a real time commodity service (DTNstant), to DTN Subscribers over the System.

         B. MIC is engaged in the business of sales, installation, and service of systems which provide stock, commodities, and financial data using Trade Station, Ensign and Market Center software to subscribers. Those subscribers using Ensign and Market Center software ("MIC Subscribers") shall be included in this Agreement.

         C. MIC owns certain equipment such as data receivers, Ku satellite receivers, LNBs cable, and satellite dishes. Some of this equipment may be used by DTN in providing information to DTN Subscribers on the System. Other equipment may be provided by DTN to replace MIC equipment for MIC Subscribers' conversion to the Services.

         D.  MIC  desires  for DTN to make  the  Services  available  to the MIC
Subscribers and MIC is willing to promote DTN's Services as provided in this Agreement. DTN desires to provide its Services to the MIC Subscribers who contract to receive such Services.

         E. DTN, at its option, desires to purchase certain of MIC's equipment used by it in transmitting information to MIC Subscribers, and DTN is willing to purchase such equipment pursuant to the terms of this Agreement.

         NOW THEREFORE, in consideration of the aforementioned recitals and the covenants and conditions herein contained, the parties hereto agree as follows:

         1. Sale and Purchase. DTN agrees to purchase from MIC, and MIC agrees to sell to DTN the equipment and accessories now owned by MIC and currently being used by the MIC Subscribers to receive MIC's information service. MIC represents that there are approximately 100 Terminals installed with approximately 70 MIC Subscribers. Such equipment and accessories may include a data receiver, Ku satellite receiver, LNB, cable, and satellite dish. A "Terminal" is defined as an independent location with hardware and software for individual viewing of data displayed by either the Ensign/Vista or Market Center, but not Trade Station, software. For purposes of this Agreement, the term "Converted Subscribers" shall mean those MIC Subscribers who convert to and become DTN Subscribes during the Transition Period upon the terms set forth in this Agreement, including the minimum requirement of a 1-year subscription term. The Units used by Converted Subscribers which are to be sold to DTN are collectively referred to in this Agreement as the "Converted Subscriber Units". For purposes of this Agreement, the term "Transition Period" shall mean prior to

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July 1, 1998,  although the final day for MIC  Subscribers  to receive data from the current MIC source is March 31, 1998. Units shall not include any equipment of MIC Terminals not converted. For purposes of this Agreement, all Converted Subscriber Terminals and Units shall be referred to in the aggregate as the "Purchased Equipment".

         2. Payments. In consideration for the Purchased Equipment and for the services to be performed by MIC pursuant to this Agreement, DTN agrees to pay MIC, and MIC agrees to accept from DTN as payment in full, $1330 per Terminal for real time Subscribers as (1) listed in Exhibit A; and (2) Terminals from Subscribers with Trade Station software but agreeing to convert during the Transition Period and $865 per Terminal for delayed Subscribers. DTN shall have no obligation to pay MIC for Subscribers who convert to and become DTN Subscribers who are not listed in Exhibit A or are listed in Exhibit A and are leasing their computer from MIC but do not wish to convert because they do not want to purchase their own computer. MIC shall be responsible for any sales or related taxes which may occur as a result of the payments made to MIC under this Agreement. DTN shall remit payment to MIC consisting of 2/3 of total as of the Date of the Agreement, 1/6 of total on April 16, 1998 and the remainder on June 30, 1998. MIC may add terminals to Exhibit A in their ordinary course of business until March 31, 1998.

         3. Conversion. For purposes of this Agreement the Conversion Period will be the period of time from the date of this Agreement until April 15, 1998. MIC and DTN shall share the responsibility for obtaining the DTN subscription agreement signed by the MIC Subscriber for the Terminal(s) that will operate the DTN Service. An MIC Subscriber will not be considered as a Converted Terminal until the subscription agreement is accepted by DTN in Omaha, Nebraska. Conversion Agents, who will be responsible for converting the MIC Subscribers, will install a DTN ACE Databox configured to receive the DTN Service and determine whether any existing equipment can be utilized. MIC will be responsible for the cost of retrieving any equipment that is not utilized. MIC and DTN will share the expenses incurred by two of the Conversion Agents, Leonard Kotta and John Salewske, during this Conversion period. DTN shall be responsible for providing other Conversion Agents required to complete the conversion of the MIC Subscribers which will include entering into a separate agreement with Spectrum Communications, as independent contractor, to retain their services during this Conversion period.

         4. Transition. DTN shall be responsible for installing the DTN equipment for the Converted Subscriber Terminals and providing the necessary assistance and support to assure MIC Subscribers a smooth conversion to the System. DTN will be responsible for training these new DTN Subscribers on how to use the DTN equipment. Under a separate agreement, DTN shall retain Spectrum Communications as an independent contractor through December 31, 1998 to provide continuous support services for the Converted Subscribers. DTN will begin billing for its service on the first of the month following installation of the services.

         5. Term. The term of this Agreement shall be until June 30, 1998.

         6. Promotion. During the term of this Agreement, MIC agrees to encourage MIC Subscribers to use DTN's services, to promote to MIC Subscribers the DTN services provided on the System, and to be available for occasional phone-call assistance to DTN and Spectrum Communications during the Transition Period. MIC agrees to cooperate with DTN to market DTN's services to MIC

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Subscribers; provided, however, MIC shall not be required to incur out-of-pocket costs for such marketing, except as specifically below:

         During the Conversion Period, MIC shall solicit (via telephone call, written correspondence, or face to face meeting) each MIC Subscriber to enter into DTN's standard form of subscription agreement for the DTN Service on the System for at least a 12 month subscription term. MIC agrees at its expense to send during the Conversion Period to each MIC Subscriber a letter recommending DTN's Services to such MIC Subscriber, which letter is to be accompanied by promotional materials furnished by DTN. Such letter shall be in a form satisfactory to both DTN and MIC.


         7. Bill of Sale. Concurrently with payment by DTN to MIC as specified in paragraph 2 above, MIC agrees to sell, transfer, assign and convey to DTN the Purchased Equipment by duly executed warranty bill of sale and assignment, free and clear of all liens, encumbrances, security interests, leasehold interest, actions, claims, and equities of any kind whatsoever. MIC agrees to take such actions from time to time as may in the reasonable judgment of DTN to be necessary or advisable to confirm the title of DTN to any of the items of personal property acquired by DTN from MIC pursuant to this Agreement. DTN shall be entitled to possession of the Purchased Equipment upon the payment to MIC for such equipment.

         8. Bulk Sales Transfer. If applicable, DTN waives compliance by MIC with the Bulk Sales provisions of the Uniform Commercial Code or any equivalent statute, and MIC agrees to indemnify DTN and to hold DTN harmless from any loss or expense arising by reason of such non-compliance.

         9. Representations of MIC. MIC warrants, represents and convenants to and with DTN that MIC is the sole and lawful owner and has good and merchantable title to all of the Purchased Equipment to be acquired by DTN pursuant to this Agreement and that, upon the transfer and assignment of such property to DTN by warranty bill of sale and assignment as hereinbefore mentioned, DTN will acquire good and merchantable title thereto, free and clear of interests, leasehold interests, and claims of any kind whatsoever. MIC further warrants, represents and convenants to and with DTN that the Purchased Equipment, when it is received by DTN, will be in the same condition as it was when located at the MIC Subscriber sites and, otherwise, DTN accepts the Purchased Equipment in its present condition. The representations, warranties, and convenants contained in this Agreement shall survive the date of this Agreement and shall be binding upon the parties hereto and their successors and assigns until four (4) days following receipt by DTN of the equipment.

         10. Indemnification. Each party hereto agrees to indemnify and hold harmless the other part, its officers, directors, employees, and agents from and against any and all claims, demands, liability, loss, cost, damage, penalty or expense, including attorney's fees and costs of settlement, resulting from or arising out of the failure of the indemnifying party to observe any covenant or condition set forth in this Agreement, and the inaccuracy of any representations made by the indemnifying party in this Agreement.

         11. Covenant Not to Compete. After the Conversion Period, MIC and its owners shall not, directly or indirectly, whether as an agent, consultant, independent contractor, owner, partner or otherwise:

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         a)      Solicit  for itself or others,  or advise or  recommend  to any
                 other  person  that  such  person  solicit,   any  customer  or
                 prospective customer of DTN or any current or future subscriber of MIC, for the purpose of obtaining the business of such customer or subscriber, in competition with DTN; or

         b) Offer, transmit, facilitate or promote the distribution or transmission to MIC subscribers of information services in competition with DTN.

The phrase "in conjunction with DTN" shall mean any business that distributes or transmits via any electronic information system the same or similar type of information as is currently offered by MIC.

         The convenants contained in this paragraph are independent of one another and are severable. In the event any part of the covenants set forth in this Section shall be held to be invalid or unenforceable, the remaining parts thereof will continue to be valid and enforceable. MIC acknowledges that the restrictions contained in this paragraph are reasonable and necessary to protect the goodwill of that portion of the business of MIC being acquired by DTN hereunder.

         12. Severability. In the event that one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any of the other provisions contained in this Agreement, which provisions shall remain in full force and effect.

         13. Relationship of Parties. Nothing contained in this Agreement shall be deemed or construed to create the relationship of principal and agent or of partnership, joint venture, or any association whatsoever between the parties, it being expressly understood and agreed that each party shall be an independent contractor with respect to the other party in connection with the work performed hereunder. Except as otherwise provided in this Agreement, each party shall bear its own expenses with respect to the subject matter of this Agreement.

         14. Notices. Any and all written notices, communications or payments shall be made to the respective parties as follows or at such other address as the party may indicate in a written notice to the other party of this Agreement:

                  DTN                            9110 West Dodge Road, Suite 200
                                                 Omaha, Nebraska  68114

                  Market Information             POB 4400, 22 Shoshone Lane
                                                 Frisco, Colorado 80443

         15. Choice of Law. This Agreement shall be subject to and interpreted in accordance with the laws of the State of Nebraska.

         16. Counterparts. This Agreement may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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         17. Binding  Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives, and assigns; provided, however, that the rights, duties, and privileges of MIC hereunder may not be assigned or otherwise transferred by it, in whole or in part, without the prior written consent of DTN which may be withheld for any reason.

         18. Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter of this Agreement and shall supersede all prior offers, negotiations, and agreements with respect to such subject matter. Any provision of any party's invoices, statements, orders, acknowledgments, or other forms which is inconsistent with or in addition to the provisions of this Agreement shall be of no force or effect unless specifically consented to in writing by the party to be charged.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    DATA TRANSMISSION NETWORK CORPORATION.
                                    a Delaware corporation

                                    By:/s/ Jim Payne
                                       ---------------------------------
                                       Jim Payne, Vice President


                                    MARKET INFORMATION OF COLORADO, INC.,
                                    a Colorado corporation

                                    By:/s/ Don Sather
                                       ---------------------------------
                                       Don Sather, Vice President




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                                  BILL OF SALE


         KNOW ALL PERSONS BY THESE PRESENTS, that Market Information of Colorado, Inc. (Seller), a Colorado corporation, in consideration of One Hundred and Thirty-Three Thousand Two Hundred and Five Dollars ($133,205.00), to MIC, in hand paid and with further promise to pay by Data Transmission Network
Corporation (Buyer), a Delaware corporation, the receipt whereof is hereby acknowledged, has bargained and sold, and by these presents does grant, assign and transfer to Buyer all equipment as listed on the Exhibit A hereto attached.

         TO HAVE AND TO HOLD the same unto the said Buyer forever, the said Seller covenants and agrees to and with the Buyer, to WARRANT AND DEFEND the sale of said property, goods and chattels, against all and every person or persons whomever.

         IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed by its Vice President thereunto duly authorized on this 5th day of February, 1998, at Minneapolis, Minnesota.

                                 Market Information of Colorado, Inc.

                                 By:/s/ Don Sather
                                    -------------------------------
                                    Don Sather, Vice President

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